Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Tuesday, June 21, 2011

APOGEE REPORTS FISCAL 2012 FIRST-QUARTER RESULTS

MINNEAPOLIS, MN (June 21, 2011) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2012 first-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY12 FIRST QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $153.3 million were up 7 percent.

•	Operating loss was $3.4 million, compared to a loss of $6.1 million.

•	Per share loss was $0.08, compared to a loss of $0.13.

•	Architectural segment revenues increased 7 percent, with an operating loss of $7.1 million.

•	Backlog ended at $247.0 million, compared to $237.2 million at the end of fiscal 2011 and $214.9 million in the prior-year period.

•	Large-scale optical segment revenues grew 8 percent, while operating income increased 38 percent to $4.6 million.

•	Cash and short-term investments totaled $43.0 million, compared to $60.6 million at the end of the fiscal 2011.

Commentary

“Although losses continued for Apogee with the ongoing difficult commercial construction market conditions, we are encouraged that revenues increased year on year and our architectural segment backlog again grew sequentially,” said Russell Huffer, Apogee chief executive officer. “Our large-scale optical segment grew revenues and earnings with a good mix of value-added picture framing glass and acrylic in an improving retail market.

“As expected, our first-quarter architectural segment losses resulted from low pricing on architectural glass projects and lower margins on installation projects bid at the bottom of the commercial construction cycle, as well as low architectural glass capacity utilization,” he said. “Our balance sheet remains solid with cash and short-term investments at $43 million.”

He added that all businesses operated well in the quarter.

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

FY12 FIRST-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•

Revenues of $135.3 million were up 7 percent, with the addition of the Brazilian architectural glass business, which contributed 5 percentage points of the increase, and growth in the window and storefront businesses.

•	Operating loss was $7.1 million, compared to a loss of $8.6 million.

•	Operating loss was lower than in the prior-year period, with the revenue growth in the window and storefront businesses offset by lower margin work in installation.

•	The Brazilian architectural glass business had minimal impact on operating income.

•	Backlog ended at $247.0 million, compared to $237.2 million at the end of fiscal 2011 and $214.9 million in the prior-year period.

•	Approximately $175 million, or 71 percent, of the backlog is expected to be delivered in fiscal 2012, and approximately $72 million, or 29 percent, in fiscal 2013.

Large-Scale Optical Technologies

•	Revenues of $18.1 million were up 8 percent.

•	Volume of value-added picture framing products grew for large and independent framers, and for the fine art/museum market.

•	Operating income increased 38 percent to $4.6 million.

•

Operating margin of 25.7 percent resulted from the ongoing strong mix of value-added products, the volume increase and strong operational performance. This compares to an operating margin of 20.2 percent in the prior-year period.

Financial Condition

•	Long-term debt was $21.3 million, compared to $21.4 million at the end of fiscal 2011.

•	Long-term debt includes $20.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

•	Cash and short-term investments totaled $43.0 million, compared to $60.6 million at the end of fiscal 2011. Key drivers for the change were:

•	Execution of a sale/leaseback transaction for equipment generated more than $10 million in cash.

•	Working capital used $25 million in cash, with $15 million for seasonal use to fund incentive and retirement plans, and tax payments, and $10 million to support current and planned growth.

•	Funding of a previously recognized settlement on a discontinued operations matter used $3 million.

•	Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $63.3 million, compared to $39.4 million at the end of fiscal 2011.

•	Capital expenditures were $1.6 million, down 24 percent from the prior-year period.

•	Depreciation and amortization were $7.0 million, up 1 percent from the prior-year period.

OUTLOOK

“Our outlook for fiscal 2012 has improved slightly as we’ve become more confident that architectural glass price increases should flow through as the year progresses and stronger volume is anticipated for our architectural glass and storefront businesses,” Huffer said. “For fiscal 2012, we now expect revenue growth to exceed 10 percent, and we expect to be slightly profitable for the year. This outlook, in part, depends on our ability to fill in open fourth-quarter capacity in our architectural segment. We also expect Apogee to generate positive cash flow from operations in fiscal 2012.

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

“We believe that actions we’ve taken in our architectural businesses, ranging from price increases and productivity improvements to project selection changes, will contribute to improved fiscal 2012 results. Somewhat offsetting improvements will be lower margins in the installation business as it executes projects bid at the cycle trough,” Huffer said. “We anticipate that our large-scale optical segment will continue to be profitable throughout fiscal 2012.

“The McGraw-Hill Construction forecast for non-residential construction and the American Institute of Architects Architecture Billings Index indicate that our end markets should start improving later in calendar 2011,” Huffer said. “However, Apogee is a very late cycle company that lags commercial construction markets by several months.”

He added that architectural bidding activity continues to be good and remains driven by institutional work – government, education and health care projects – but that the majority of work currently being bid is scheduled for fiscal 2013.

“We believe we are well positioned financially and anticipate renewed interest in value-added, energy-efficient products as domestic commercial construction markets recover. We are focused on introducing new green products, both in the United States and internationally, including in Latin American markets through our Brazilian acquisition,” he said.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Brazilian architectural glass business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) ability to effectively manage executive transitions; iii) financial market disruption which could impact company, customer and supplier credit availability; iv) self-insurance risk related to a material product liability event and to health insurance programs; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011.

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 7:30 a.m. Central Time tomorrow, June 22. To participate in the teleconference, call 1-866-272-9941 toll free or 617-213-8895 international, access code 13011681. The replay will be available from noon Central Time on June 22 through midnight Central Time on Wednesday, June 29, by calling 1-888-286-8010 toll free, access code 55795361. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

(Tables follow)

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 28, 2011	Thirteen Weeks Ended May 29, 2010	% Change

Net sales	$153,338	$143,028	7%
Cost of goods sold	129,652	124,192	4%

Gross profit	23,686	18,836	26%
Selling, general and administrative expenses	27,114	24,977	9%

Operating loss	(3,428)	(6,141)	44%
Interest income	277	318	-13%
Interest expense	309	140	121%
Other income, net	3	39	-92%

Loss before income taxes	(3,457)	(5,924)	42%
Income taxes	(1,280)	(2,445)	48%

Net loss	($2,177)	($3,479)	37%

Net loss per share - basic	($0.08)	($0.13)	38%

Average common shares outstanding	27,861,799	27,638,163	1%

Net loss per share - diluted	($0.08)	($0.13)	38%

Average common and common equivalent shares outstanding	27,861,799	27,638,163	1%

Cash dividends per common share	$0.0815	$0.0815	0%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended May 28, 2011	Thirteen Weeks Ended May 29, 2010	% Change
Sales
Architectural	$135,287	$126,368	7%
Large-Scale Optical	18,052	16,662	8%
Eliminations	(1)	(2)	N/M

Total	$153,338	$143,028	7%

Operating (loss) income
Architectural	($7,053)	($8,644)	18%
Large-Scale Optical	4,632	3,358	38%
Corporate and other	(1,007)	(855)	-18%

Total	($3,428)	($6,141)	44%

Consolidated Condensed Balance Sheets

(Unaudited)

	May 28, 2011	February 26, 2011
Assets
Current assets	$206,994	$213,923
Net property, plant and equipment	170,809	179,201
Other assets	123,193	122,243

Total assets	$500,996	$515,367

Liabilities and shareholders' equity
Current liabilities	$100,622	$113,946
Long-term debt	21,280	21,442
Other liabilities	55,666	52,302
Shareholders’ equity	323,428	327,677

Total liabilities and shareholders’ equity	$500,996	$515,367

N/M = Not meaningful

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 28, 2011	Thirteen Weeks Ended May 29, 2010

Net loss	($2,177)	($3,479)
Depreciation and amortization	7,022	6,973
Stock-based compensation	410	1,031
Other, net	274	(522)
Changes in operating assets and liabilities	(26,065)	(34,349)

Net cash used in continuing operating activities	(20,536)	(30,346)

Capital expenditures	(1,614)	(2,132)
Proceeds on sale of property	10,306	133
Acquisition of intangibles	—	(10)
Sales (purchases) of restricted investments	619	(11,839)
Net sales (purchases) of short-term investments and marketable securities	2,613	(1,679)
Investments in life insurance	(1,435)	—

Net cash provided by (used in) investing activities	10,489	(15,527)

Proceeds from issuance of debt	—	12,000
Payments on debt	(200)	—
Stock issued to employees, net of shares withheld	(658)	(926)
Other, net	(32)	(262)

Net cash (used in) provided by financing activities	(890)	10,812

Cash used in discontinued operations	(3,272)	(78)

Decrease in cash and cash equivalents	(14,209)	(35,139)
Effect of exchange rates on cash	17	—
Cash and cash equivalents at beginning of year	24,302	46,929

Cash and cash equivalents at end of period	$10,110	$11,790

Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com